Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Waste Industries USA, Inc.

Raleigh, North Carolina

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006) of Waste Industries USA, Inc. and management ’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Waste Industries USA, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
August 2, 2007